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Exhibit 10.52

EMPLOYMENT AGREEMENT

BETWEEN

EDWARD HURWITZ

AND

AFFYMETRIX, INC.

        Edward Hurwitz, hereafter "Hurwitz," and Affymetrix, Inc. hereafter "Company," agree to the following terms of employment.

        1.    Effective Date.

        The effective date of the Agreement is October 30, 2001.

        2.    Duration of employment.

        The duration of the employment of Hurwitz is October 30, 2001 until the sooner of: a) voluntary termination by Hurwitz; b) Hurwitz exercise of all options listed in part 7 below; or c) July 1, 2004.

        3.    Title.

        The title is Senior Advisor.

        4.    Job Duties.

        Hurwitz job duties are to advise Susan Siegel, President of Company on business development opportunities which Hurwitz identifies from non-confidential sources which in Hurwitz' business judgement are relevant opportunities to Company. Hurwitz will provide a written monthly report to Siegel on the opportunities identified. The requirement for the position is not to exceed 4 hours per month. All other duties requested of Hurwitz shall be mutually agreed upon in writing by Company and Hurwitz.

        5.    Part-Time Employment.

        This is a part-time employment position.

        6.    Compensation.

        Compensation for the remainder of 2001 is at the annual rate of $275,000.00 which is no change from the current existing annual rate. Current benefits will continue through December 31, 2001. For the duration of the employment under section 2 above, the compensation is $1,000.00 per month payable on the last payroll day of the month. There is no eligibility for any bonus after the effective date of this Agreement.

        7.    Stock Option Plans.

        The Stock Option Plans will continue to apply to Hurwitz as an employee of Company through the duration of the employment under section 2 above. The total outstanding unvested portion of stocks which remain outstanding under the 1993 Stock Plan (attached to this agreement as Appendix A) and the 2000 Equity Incentive Plan (attached to this agreement as Appendix B) are listed below:

Ed Hurwitz—Unvested Options

Grant Number	Date Granted	Vesting Date	Options Vesting
Amended & Reinstated 1993 Stock Plan:
000371	1/16/97	1/16/02	50,000
Total Outstanding Unvested on grant				50,000
000726	7/01/99	7/1/02	4,092
00726	7/1/99	7/01/03	4,092
Total Outstanding Unvested on grant				8,184
000727	7/1/99	7/1/02	20,908
000727	7/1/99	7/1/03	20,908
Total Outstanding Unvested on grant				41,816
Amended & Restated 2000 Equity Incentive Plan:
200003	10/02/00	10/02/02	30,000
Total Outstanding Unvested on grant				30,000

Grand Total Options Outstanding Unvested				130,000

        8.    Company Office Services.

        The Company will provide to Hurwitz the following services through October 30, 2001: office, administrative support, mail, fax, email, voicemail, reimbursement for expenses and other necessary support services. From October 30, 2001 through December 31, 2001, Affymetrix will provide a voicemail, and email with external receipt capability but limited network access. Kat George will remain available to forward corporate communications to appropriate personnel.

        In consideration for the above Agreement and as a part of that Agreement, the following releases and covenants are made a part of this Agreement and are enforceable in perpetuity.

        9.    Mutual Release of All Claims.

          (a)  Hurwitz agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind which Hurwitz has or may have against Company, its subsidiaries, affiliates, predecessors, assigns and successors and all its past and present directors, officers and employees by reason of any event, matter, cause or thing which has occurred or which may occur before the date of the ending of employment as stated in section 2. Hurwitz understands and accepts that this Agreement specifically covers, but is not limited to, any and all Claims which Hurwitz has or may have against Company relating in any way to Hurwitz' employment with Company or to compensation, or to any other terms, conditions or circumstances of Hurwitz' employment with Company, service as an officer or role as a shareholder of Company, and to the ending of such employment, whether for severance or based on statutory or common law claims for employment discrimination (including age discrimination), wrongful discharge, breach of contract or any other theory, whether legal or equitable. Notwithstanding the foregoing, Hurwitz does not waive any rights to which Hurwitz may be entitled to seek to enforce this Agreement, or to seek indemnification from the Company with respect to liability incurred by Hurwitz as an officer of Company or with respect to any claim released in section 9(c) or (d).

          (b)  Hurwitz acknowledges that this Release shall extend to unknown, as well as known claims, and hereby waives the application of any provision of law, including, without limitation, Cal. Civ.

  Code § 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

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          (c)  Company agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind which Company its subsidiaries, affiliates, predecessors, assigns, and successors and all its past and present directors, officers and employees have or may have against Hurwitz and his successors, estate, administrators or heirs by reason of any event, matter, cause or thing which has occurred or which may occur before the ending of the employment under section 2. Company its subsidiaries, affiliates, predecessors, assigns, and successors and all its past and present directors, officers and employees understand and accept that this Agreement specifically covers, but is not limited to, any and all Claims which Company its subsidiaries, affiliates, predecessors, assigns, and successors and all its past and present directors, officers and employees have or may have against Hurwitz relating in any way to Hurwitz' employment with Company or to compensation, or to any other terms, conditions or circumstances of Hurwitz' employment with Company, service as an officer or role as a shareholder of Company, and to the ending of such employment, whether based on statutory or common law claims for breach of contract or any other theory, whether legal or equitable. Notwithstanding the foregoing, Company its subsidiaries, affiliates, predecessors, assigns, and successors and all its past and present directors, officers and employees does not waive any rights to which Company its subsidiaries, affiliates, predecessors, assigns, and successors and all its past and present directors, officers and employees may be entitled to seek to enforce this Agreement, or the Confidentiality Agreement attached as Exhibit A, or to seek indemnification from appropriate insurers with respect to liability incurred due to action by Hurwitz as an officer of the Company.

          (d)  Company acknowledges that this Release shall extend to unknown, as well as known claims, and hereby waives the application of any provision of law, including, without limitation, Cal. Civ. Code § 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

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          (e)  Hurwitz and Company agree to restate all releases in section 9 as necessary or required by law specifically on the date of the end of duration of the employment agreement specified in section 2.

        10.  Protective Covenants.

          (a)  From the date hereof until one year following the ending of the employment under section 2. Hurwitz agrees that he shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of Company or cause an employee to leave his or her employment either to work with Hurwitz or for any other entity or person. Under this section Hurwitz may give professional references for employees or give general career advice to employees if requested by employees.

          (b)  Hurwitz agrees that he will continue to comply with the terms of the Confidentiality Agreement attached as Appendix C in accordance with its terms. Additionally, Hurwitz will not at any time (whether during or after his employment with Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Company generally, or of any subsidiary or affiliate of Company, provided that the foregoing shall not apply to information which is not unique to Company or which is generally known to the industry or the public other than as a result of his breach of this covenant. Hurwitz agrees that upon October 30, 2001, Hurwitz will return to Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of Company and its affiliates, except that Hurwitz may retain personal notes, notebooks and diaries or documents that a non-employee of Company would retain. Upon the ending of his services as an employee under section 2, Hurwitz agrees to return to Company any additional materials which he acquires relating to the business of Company. Hurwitz further agrees that Hurwitz will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Company or its affiliates.

        11.  No Disparagement.

          (a)  Hurwitz agrees that he shall not make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Company, its subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation.

          (b)  Company agrees that it shall not, and shall not authorize any officer, agent, employee or other representative of Company to, make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally or otherwise, concerning Hurwitz, performance of Hurwitz' duties while employed by Company, the ending of employment or any change in status with Company or the terms and conditions of this Agreement to anyone (other than Company's legal counsel and accountants or as legally required to be disclosed in Company's filings with the Securities and Exchange Commission or otherwise), or in connection therewith take any action which may, directly or indirectly, in any way disparage or be damaging to Hurwitz.

          (c)  Hurwitz and company, contemporaneous with signing this agreement, will agree on a statement for use by both parties in discussing the transition of employment which is the subject of this agreement and attached to this agreement as Appendix D.

        12.  Confidentiality.

        This Agreement is confidential and the terms shall not be revealed to anyone except on a confidential basis to family, legal or financial counsel of the parties as necessary, regulatory agencies of the state or federal government as required by law or regulation or to persons as necessary and in confidence to allow Hurwitz to pursue future career opportunities. Appendix E is a non-confidential statement which Hurwitz or company can present at each's discretion, without breaching the confidentiality as required by this section of the Agreement.

        13.  Remedies.

          (a)  Hurwitz and Company acknowledge and agree that the remedies at law for a breach or threatened breach of any of the provisions of Sections 1 - 12 would be inadequate and, in recognition of this fact, Hurwitz and Company agree that, in the event of a breach or threatened breach, in addition to any remedies at law, both or either Hurwitz and Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

          (b)  It is expressly understood and agreed that although Hurwitz and Company consider the restrictions contained in Sections 1 - 12 to be reasonable, if a determination is made by an arbitration that any restriction contained in this Agreement is an unenforceable restriction against any party, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to the maximum extent as the arbitration may determine or indicate to be enforceable. Alternatively, if the arbitration finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

        14.  This Agreement shall be construed under California law. Any disputes under the agreement will be submitted to binding arbitration by a single arbitrator. The arbitrator shall be a JAMS arbitrator under the JAMS Comprehensive Arbitration Rules and Procedures. JAMS San Francisco is located at 2 Embarcadero Center, Suite 1100, San Francisco, California 94111. The arbitration shall be completed within 6 months of the notice of the claim. The arbitrator will award reasonable attorneys fees and costs of the arbitration to the prevailing party. Each Party, before submitting any matter to arbitration under this Agreement, shall use best efforts to meet, confer and attempt to mediate any differences. Any attempt to mediate a dispute will not exceed a period of 30 days.

        15.  Jurisdiction is in Santa Clara County under California law for the purposes of enforcing and/or compelling arbitration under this agreement and enforcing any remedies ordered by the arbitration. All parties submit to the jurisdiction of California and Santa Clara County for the purposes outlined in this section.

ACKNOWLEDGED AND AGREED:	ACKNOWLEDGED AND AGREED:
By: /s/ STEPHEN P.A. FODOR, PH.D. Stephen P.A. Fodor, Ph.D. Chairman and Chief Executive Officer	By: /s/ EDWARD HURWITZ Edward Hurwitz
Date: October 31, 2001	Date: October 31, 2001

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  Exhibit 10.52